                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                         OF INTROGEN THERAPEUTICS, INC.

         Introgen Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Introgen Therapeutics, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on June 17, 1993.

         B. Pursuant to Sections 241 and 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         C. The text of the Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

         ONE. The name of this corporation is Introgen Therapeutics, Inc.

         TWO. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such office is The Corporation Trust Company.

         THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOUR. This corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock, $0.001 par value, which this corporation has authority to issue is 20,000,000. The total number of shares of Preferred Stock, $0.001 par value, which this corporation has authority to issue is 6,308,523. 3,011,423 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), 2,114,100 shares of Preferred Stock are designated Series B Preferred Stock ("Series B Preferred") and 1,183,000 shares of Preferred Stock are designated Series C Preferred Stock ("Series C Preferred").
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         The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

         1. Dividends. The holders of the Series A Preferred, the Series B Preferred and Series C Preferred shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the corporation's assets legally available therefor at the rate of $0.10, $0.575 and $.865 per share per annum, respectively. Such dividends on the Series A Preferred shall be paid in preference and prior to any payment of any dividend on the Series B Preferred, Series C Preferred and Common Stock. Such dividends on the Series B Preferred shall be paid in preference and prior to any payment of any dividend on the Series C Preferred and Common Stock. Such dividends on the Series C Preferred shall be paid in preference and prior to any payment of any dividend on the Common Stock. Thereafter, the holders of Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation's assets legally available therefor. The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

         2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, distributions to the stockholders of the corporation shall be made in the following manner:

                  (a) Series A Preference. The holders of the Series A Preferred shall be entitled to receive, in preference and prior to any distribution of any of the assets or surplus funds of the corporation to the holders of Series B Preferred, Series C Preferred and Common Stock, an amount equal to $1.00 per share, plus a further amount equal to any dividends declared but unpaid on such shares (the "Series A Preference"). If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full Series A Preference, such assets as are available shall be distributed ratably among the holders of the Series A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  (b) Series B Preference. After payment of the Series A Preference, the holders of the Series B Preferred shall be entitled to receive, in preference and prior to any distribution of any of the assets or surplus funds of the corporation to the holders of Series C Preferred and Common Stock, an amount equal to $5.75 per share, plus a further amount equal to any dividends declared but unpaid on such shares (the "Series B Preference"). If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full Series B Preference, such assets as are available shall be distributed ratably among the holders of the Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  (c) Series C Preference. After payment of the Series A Preference and the Series B Preference, the holders of the Series C Preferred shall be entitled to receive, in preference and prior


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to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock, an amount equal to $8.65 per share, plus a further amount equal to any dividends declared but unpaid on such shares (the "Series C Preference"). If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full Series C Preference, such assets as are available shall be distributed ratably among the holders of the Series C Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  (d) After the payment or the setting apart of payment of the Series A Preference, the Series B Preference and the Series C Preference, the holders of Preferred Stock and Common Stock shall be entitled to receive all remaining assets of this corporation pro rata based upon the number of shares of Common Stock and Common Stock into which such shares of Preferred Stock could be converted at the time of distribution.

                  (e) Consolidation or Merger. A merger, consolidation or sale of all or substantially all of the assets of the corporation, or a series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

                  (f) Noncash Distributions. If any of the assets of the corporation are to be distributed to the holders of Preferred Stock or Common Stock other than in cash under this Section 2 (or for any purpose), then the Board of Directors of the corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed. The corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

         3. Voting Rights.

                  (a) Preferred Stock. Except as otherwise provided herein or required by law, the holder of each share of Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 4 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

                  (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

                  (c) Board of Directors. Notwithstanding the foregoing, (i) the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation; (ii) the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to


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elect one (1) director of the corporation; and (iii) the holders of Common
Stock, voting as a separate class, shall be entitled to elect one (1) director of the corporation. All remaining directors of the corporation will be elected by the holders of Common Stock and Preferred Stock voting together. Notwithstanding any Bylaw provision to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the General Corporation Law of Delaware.

                  (d) Election by Ballot. The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

         4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Preferred Stock. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Price" per share in effect for such series of Preferred Stock at the time of conversion into the "Conversion Value" per share of such series of Preferred Stock. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate" for such series. The Conversion Price per share of (i) Series A Preferred shall be $1.00, (ii) Series B Preferred shall be $5.75 and (iii) Series C Preferred shall be $8.65. The Conversion Value per share of (i) Series A Preferred shall be $1.00, (ii) Series B Preferred shall be $5.75 and (iii) Series C Preferred shall be $8.65. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

                  (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, the aggregate gross proceeds of which equal or exceed $10,000,000, (before expenses including underwriter discounts and commissions).

                  (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.


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                  (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price.

                  (e) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i) If the number of shares of Common Stock
outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                           (ii) If the number of shares of Common Stock
outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                           (iii) In case the corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price for the Preferred Stock in effect thereafter shall be determined by multiplying the Conversion Price for the Preferred Stock in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price, of one share of Common Stock less (y) the amount of such cash dividend in respect of one share of Common Stock or the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the stock, securities, evidences or indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, as the case may be, and of which the denominator shall be the Current Market Price of one share of Common Stock. Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

                           (iv) In case, at any time after the date hereof, of
any capital reorganization (other than a reorganization covered by Section 2(c) above), or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up


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or combination of shares), the shares of Preferred Stock shall, after such capital reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the corporation to which such holder would have been entitled if immediately prior to such capital reorganization or reclassification he had converted his shares of Preferred Stock into Common Stock. The provisions of this Section 4(e)(iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                           (v) All calculations under this Section 4 shall be
made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                           (vi) For the purpose of any computation pursuant to
this Section 4(e), the "Current Market Price" at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 4(e) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation, but if challenged by the holders of more than 50% of the outstanding Preferred Stock, then as determined by an independent appraiser selected by the Board of Directors of the corporation, the cost of such appraisal to be borne by the challenging parties.

                  (f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

                  (g) No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware.

                  (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Rate at the time in effect, and (iii) the number of shares of


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Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

                  (i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

                  (j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (k) Notices. Any notice required by the provisions of this
Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

         5. Protective Provisions. So long as any shares of Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than 50% of the outstanding shares of Preferred Stock:

                  (a) alter or change the powers, preferences or special rights of the Preferred Stock materially and adversely; or

                  (b) create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Preferred Stock; or

                  (c) effect a merger, consolidation or sale of substantially all assets where the stockholders of the corporation before the transaction hold less than 50% of the voting power of the surviving entity after the transaction.

         FIVE. The corporation is to have perpetual existence.


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         SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

         SEVEN. The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

         EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

         NINE. To the fullest extent permitted by the Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occur ring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         TEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

         ELEVEN. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by James W. Albrecht, Jr., its Vice President, and attested by Rodney Varner, its Secretary, this 31st day of December, 1995.


                                        INTROGEN THERAPEUTICS, INC.


                                        By:  /s/ JAMES W. ALBRECHT, JR.
                                             --------------------------
                                             James W. Albrecht, Jr.
                                             CFO and Vice President

ATTEST:

 /s/ J. RODNEY VARNER
- ---------------------
J. Rodney Varner, Secretary


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                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                           INTROGEN THERAPEUTICS, INC.

         Introgen Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. That the following amendment to Article IV of the Corporation's Restated Certificate of Incorporation has been duly adopted by the board of directors in accordance with the provisions of Section 242 of the General Corporation Law.

                                   "ARTICLE IV

         The Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock, $0.001 par value, which this corporation has authority to issue is 20,000,000. The total number of shares of Preferred Stock, $0.001 par value, which this corporation has authority to issue is 6,308,523. 3,011,423 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), 2,114,100 shares of Preferred Stock are designated Series B Preferred Stock ("Series B Preferred") and 1,183,000 shares of Preferred Stock are designated Series C Preferred Stock ("Series C Preferred").


         Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each outstanding share of Common Stock shall be split up and converted to 1.2 shares of Common Stock."

         2. The foregoing amendment has been duly approved by the stockholders in accordance with the provisions of section 242 of the General Corporation Law.

         IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by David Nance, its President, and attested by Rodney Varner, its Secretary, this 27th day of August, 1996.

                                        INTROGEN THERAPEUTICS, INC.


                                        By: /s/ DAVID G. NANCE
                                            -------------------------
                                            David G. Nance, President
ATTEST:

/s/ J. RODNEY VARNER
- ---------------------------
J. Rodney Varner, Secretary


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                   CERTIFICATE OF CORRECTION FILED TO CORRECT
                     A CERTAIN ERROR IN THE CERTIFICATE OF
               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                         OF INTROGEN THERAPEUTICS, INC.
                 FILED IN THE OFFICE OF THE SECRETARY OF STATE
                        OF DELAWARE ON AUGUST 27, 1996.

     Introgen Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1. The name of the corporation is Introgen Therapeutics, Inc.

     2. That a Certificate of Amendment of Restated Certificate of Incorporation of Introgen Therapeutics, Inc. was filed by the Secretary of State of Delaware on August 27, 1996 and that said Certificate requires correction as permitted by
Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows: Total authorized number of shares of Common Stock set forth in Article IV was inaccurately stated as 20,000,000 shares.

     4. Article IV of the Certificate is corrected to read as follows:

                                  "ARTICLE IV

     The Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock, $0.001 par value, which this corporation has authority to issue is 50,000,000. The total number of shares of Preferred Stock, $0.001 par value, which this corporation has authority to issue is 6,308,523. 3,011,423 shares of Preferred Stock are designated Series A Preferred Stock ("Series A Preferred"), 2,114,100 shares of Preferred Stock are designated Series B Preferred Stock ("Series B Preferred") and 1,183,000 shares of Preferred Stock are designated Series C Preferred Stock ("Series C Preferred").

     Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each outstanding share of Common Stock shall be split up and converted to 1.2 shares of Common Stock."

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by David Nance, its President, and attested by Rodney Varner, its Secretary, this 28th day of August, 1996.

                                INTROGEN THERAPEUTICS, INC.

                                By: /s/ DAVID G. NANCE
                                   -------------------------
                                   David G. Nance, President

ATTEST:

/s/ J. RODNEY VARNER
- ----------------------------
J. Rodney Varner, Secretary